American Skiing Company Announces Record Fiscal 2006 3rd
                         Quarter Revenues and Net Income

ASC reports a 23% increase in net income compared to the fiscal 2005 3rd quarter
    o 3rd quarter revenues and net income set a new record on a same-resort portfolio basis
    o Significant increase in real estate revenues and income relating to successful sale of remaining fractional share inventory
    o Geographic diversity in resorts allowed for solid resort operations results amidst challenging weather conditions in the East

     PARK CITY, UTAH - June 14, 2006 - American Skiing Company (OTCBB: AESK) today announced its financial results for the third quarter of fiscal 2006. The Company reported particularly strong visitation levels for its western resorts in the winter operating season, bolstered by generally excellent skiing and riding conditions. These strong results coupled with the successful sale of nearly all remaining fractional inventory in the Company's real estate segment resulted in an increase in net income of $5.6 million or 23% over the third quarter of fiscal 2005. The Company's eastern resorts were challenged by adverse weather conditions for much of the latter half of the winter operating season, resulting in decreased Company-wide skier visits compared to the third quarter of fiscal 2005.

The Canyons resort in Park City, Utah experienced explosive growth in fiscal 2006, with an increase in skier visits of over 16%, compared to nationwide growth in skier visits of approximately 4%. The increase resulted in yet another record year for skier visits at Utah's largest winter resort. The Company's Steamboat resort in Colorado experienced growth in skier visits of 8% in fiscal 2006, to put the resort over one million skier visits yet again. Both resorts reported excellent levels of natural snowfall throughout the season.

While the Company's eastern resorts were challenged by weather for a considerable portion of the season, the snowmaking and grooming infrastructure of the eastern resorts provided some of the very best snow conditions in the East. Other highlights of the season include a year-to-date increase in revenues of more than 8% in the Company's skier development (ski and snowboard school) programs.

"I am extremely pleased with our results from many areas of the business in this past winter season," commented Chief Financial Officer Betsy Wallace. "From the large increases in skier visits in the West to the responsiveness and dedication of our staff in the East in the midst of challenging conditions, our resort operations performed extremely well. The successful sale of nearly all remaining fractional inventory of our real estate subsidiary, Grand Summit, allows the Company to look ahead towards exciting new opportunities in real estate. There are a number of projects being considered that should result in new exciting benefits to our guests and the Company," added Wallace.


Fiscal 2006 Third Quarter Results

On a GAAP basis, net income attributable to common shareholders for the third quarter of fiscal 2006 was $10.7 million, or $0.34 per basic and diluted common share, compared with net income attributable to common shareholders of $9.3 million, or $0.29 per basic and diluted common share for the third quarter of fiscal 2005. Total consolidated revenue was $157.0 million for the third quarter of fiscal 2006, compared with $135.2 million for the third quarter of fiscal 2005. Revenue from resort operations was $132.8 million for the third quarter of fiscal 2006 compared with $132.3 million for the third quarter of fiscal 2005. The increase in resort revenues reflects the higher business volumes at the Company's western resorts, partially offset by relatively lower business volumes at the Company's eastern resorts in fiscal 2006 relative to the prior fiscal year. Revenue from real estate operations was $24.2 million for the quarter versus $2.9 million for the comparable period in fiscal 2005. The increase was primarily a result of the successful sale of nearly all remaining fractional inventory relating to the Steamboat Grand Hotel, which generated approximately $21.0 million in revenues for the third quarter of fiscal 2006.

Income from resort operations was $24.0 million for the third fiscal quarter of 2006 compared to income of $24.5 million for the third quarter of fiscal 2005. The decrease in income was associated with a $2.7 million increase in interest expense, partially offset by a $0.6 million increase in resort revenues, a $0.3 million decrease in cost of operations, a $0.4 million decrease in marketing, general and administrative expenses, a $0.3 million decrease in depreciation expense and a $0.6 million increase in the fair value of the interest rate swap agreement.

     Income from real estate operations was $5.4 million for the third fiscal quarter of 2006 compared with a loss of $0.6 million for the comparable quarter in fiscal 2005. The increase in income was associated with a $21.3 million increase in revenues, a $0.1 million decrease in depreciation and amortization expense and a $1.0 million decrease in interest expense due to the reduced balance of the outstanding construction loans and to a $0.5 million year-to-date correction in the amount of deferred interest attributable to the Subordinated Construction Loan; partially offset by a $16.4 million increase in cost of real estate operations due primarily to a $15.5 million increase in cost of sales related to the sale of the remaining fractional inventory at the Steamboat Grand Hotel.


Fiscal 2006 to Date Results

On a GAAP basis, net loss attributable to common shareholders for the 39 weeks ended April 30, 2006 was $24.1 million, or $0.76 per basic and diluted common share, compared with a net loss attributable to common shareholders of $36.0 million, or $1.14 per basic and diluted common share for the 40 weeks ended May 1, 2005. Total consolidated revenue was $289.6 million for the 39 weeks ended April 30, 2006, compared with $260.8 million for the 40 weeks ended May 1, 2005. Revenue from resort operations was $259.9 million for the 39 weeks ended April 30, 2006 compared with $253.5 million for the 40 weeks ended May 1, 2005. The increase in resort revenues reflects the higher business volumes in December of fiscal 2006 relative to the prior fiscal year, as well as an increase in business volumes at the Company's western resorts offset by lower business volumes at the Company's eastern resorts in the third quarter of fiscal 2006 compared to the prior fiscal year period. Revenue from real estate operations was $29.8 million for 39 weeks ended April 30, 2006 versus $7.3 million for the 40 weeks ended May 1, 2005.

Excluding other items (for a reconciliation of other items, please see the tables following this discussion), the net loss was $22.7 million for the 39 weeks ended April 30, 2006, compared to a net loss of $30.0 million for the 40 weeks ended May 1, 2005.

The loss from resort operations was $26.4 million for the 39 weeks ended April 30, 2006 compared to a loss of $34.1 million for the 40 weeks ended May 1, 2005. The decreased loss was associated with a $6.4 million increase in resort revenues, a $0.6 million decrease in depreciation expense, a $0.2 million increase in net gain on sale of property, a $6.0 million decrease in write-off of deferred financing costs and loss on extinguishment of senior subordinated notes and a $1.7 million increase in the fair value of the interest rate swap agreement; partially offset by a $2.0 million increase in marketing, general and administrative expense and a $5.2 million increase in interest expense. Resort operations costs were nearly unchanged compared to the prior year, despite the fact that the fiscal 2006 period contained one less weekly operating period relative to fiscal 2005. Operating costs for this corresponding additional period (week ended August 1, 2004) in the previous fiscal year were approximately $1.7 million. Revenues for the same period were approximately $1.6 million. Excluding other items, the loss from resort operations was $26.5 million for the 39 weeks ended April 30, 2006, compared to a loss of $28.1 million for the 40 weeks ended May 1, 2005.

Income from real estate operations was $2.2 million for the 39 weeks ended April 30, 2006 compared with a loss of $2.0 million for the 40 weeks ended May 1, 2005. The increase in income was associated with a $22.4 million increase in revenues, a $0.5 million decrease in depreciation and amortization expense and a $1.3 million decrease in interest costs due to lower construction loan balances relative to the prior fiscal year; partially offset by an $18.5 million increase in cost of operations, due to a $17.7 million increase in cost of sales related to increased sales of fractional share units at the Steamboat Grand Hotel, a $0.8 million provision for a probable settlement related to real estate development obligations at The Canyons and a $1.5 million impairment loss on the sale of retail commercial property at the Steamboat Grand Hotel. Excluding other items, income from real estate operations was $3.8 million for the 39 weeks ended April 30, 2006, compared to a loss of $2.0 million for the 40 weeks ended May 1, 2005.

For the 39 weeks ended April 30, 2006 total skier visits at ASC's resorts decreased by approximately 7% compared to the 40 weeks ended May 1, 2005, reflecting weather difficulties in the East, partially offset by year over year increases in business volumes in the Christmas/New Years holiday period and considerable increases in skier visits at the Company's western resorts. Total skier visits at the Company's western resorts increased by 10% compared to the 40 weeks ended May 1, 2005, reflecting generally positive operating conditions throughout the winter operating season to date.

Beginning in fiscal 2006, the Company revised the methodology used to estimate skier visitation at its eastern resorts. The Company now uses scanning of certain lift ticket products to estimate skier visitation and believes this methodology to be a more accurate reflection of skier visitation levels. While this methodology has changed, the Company believes that any discrepancies in such methods in comparison with prior years are immaterial to total skier visitation levels reported. The scanning methodology used to estimate skier visitation the Company's western resorts is unchanged compared to the prior fiscal year.

Recent Trends

     The Company reported early results for the fourth fiscal quarter, reflecting a 1% increase in revenues for the first five weeks of its fiscal 2006 fourth quarter over the first five weeks of its fiscal 2005 fourth quarter. Company-wide hotel bookings for the remainder of the fourth quarter are 10% ahead of pace compared to the same period in the prior fiscal year.


Use of Non-GAAP Financial Information

The company uses both GAAP and non-GAAP metrics to measure its financial results. Management believes that non-GAAP financial measures which exclude certain items provide useful information to investors regarding the company's ongoing financial condition and results of operations. In particular, the company has excluded gain on sale of property, impairment loss on property sold and write-off of deferred financing costs and loss on extinguishment of Senior Subordinated Notes from net income or loss, income or loss from resort operations and income or loss from real estate operations, where applicable. Management believes these non-GAAP metrics are useful to investors because they remove certain items that occur in the affected periods and provide a basis for measuring the company's results of operations and financial condition against other periods. Since the company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this press release, investors should also review information contained in the company's Form 10-Q and Form 10-K, dated June 14, 2006 and October 31, 2005, respectively, as well as other filings with the Securities and Exchange Commission when assessing the company's financial condition and results of operations. The company has provided reconciliations from GAAP financial measures to non-GAAP financial measures in the tables following this discussion.


About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the Company's web site, www.peaks.com.

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "intend", "plan", and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: the loss or termination of our leasehold rights at The Canyons as a result of a failure to adequately cure alleged defaults under governing lease documents; changes in regional and national business and economic conditions affecting both our resort operating and real estate operating segments; competition and pricing pressures; adverse weather conditions regionally and nationally; changes in weather patterns resulting from global warming; seasonal business activity; increased gas and energy prices; changes to federal, state and local regulations affecting both our resort operating and real estate segments; failure to renew land leases and forest service permits; disruptions in water supply that would impact snowmaking operations; the loss of any of our executive officers or key operating personnel; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under
Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.


                                       American Skiing Company and Subsidiaries
                           Unaudited Condensed Consolidated Financial Statement Information
                                       (in thousands, except per share amounts)


                                                13 Weeks Ended     13 Weeks Ended   39 Weeks Ended   40 Weeks Ended
Net revenues:                                   April 30, 2006      May 1, 2005     April 30, 2006    May 1, 2005
                                                --------------     --------------   --------------   --------------
  Resort                                        $     132,837      $     132,266    $     259,871    $     253,497
  Real estate                                          24,185              2,928           29,766            7,317
                                                ---------------    --------------   --------------   --------------
     Total net revenues                               157,022            135,194          289,637          260,814
                                                ---------------    --------------   --------------   --------------
Operating expenses:
  Resort                                               61,269             61,615          152,998          153,010
  Real estate                                          18,832              2,461           24,217            5,724
  Marketing, general and administrative                13,861             14,261           43,314           41,288
  Depreciation and amortization                        12,602             13,020           28,573           29,699
  Gain on sale of property                                -                  -               (169)             -
  Impairment loss on property sold                        -                  -              1,533              -
                                                ---------------    --------------   --------------   --------------
     Total operating expenses                         106,564             91,357          250,466          229,721
                                                ---------------    --------------   --------------   --------------

Income from operations                                 50,458             43,837           39,171           31,093

Interest expense                                      (21,719)           (20,002)         (64,988)         (61,139)
Write-off of deferred financing costs and loss
  on extinguishment of senior subordinated notes          -                  -                -             (5,983)
Increase in fair value of interest rate swap
  agreement                                               674                -              1,710              -
                                                ---------------    --------------   --------------   --------------
Net income (loss)                                      29,413             23,835          (24,107)         (36,029)
                                                ---------------    --------------   --------------   --------------

Less: amounts allocated to participating
  securites                                           (18,720)           (14,510)             -                -
                                                ---------------    --------------   --------------   --------------
Net income (loss) attributable to common
  shareholders                                         10,693              9,325          (24,107)         (36,029)
                                                ===============    ==============   ==============   ==============

Basic and diluted net income (loss) per common
  share:
Net income (loss) per common share              $        0.34      $        0.29    $       (0.76)   $       (1.14)
                                                ===============    ==============   ==============   ==============
Weighted average common shares outstanding -
  basic and diluted                                    31,738             31,738           31,738           31,738
                                                ===============    ==============   ==============   ==============

For more information, please refer to the Company's Form 10-Q, filed on June 14, 2006, with the Securities and Exchange Commission.


                                          American Skiing Company and Subsidiaries
                        Unaudited Segment Information and Reconciliation of GAAP to Non-GAAP Metrics
                                               (in thousands of dollars)

                                                                 13 Weeks Ended   13 Weeks Ended   39 Weeks Ended  40 Weeks Ended
                                                                 April 30, 2006     May 1, 2005    April 30, 2006   May 1, 2005
                                                                 ----------------------------------------------------------------
Income (loss) from resort operations                             $      24,022    $      24,489    $     (26,375)  $     (34,059)
Income (loss) from real estate operations                                5,391             (654)           2,268          (1,970)
                                                                 ---------------  --------------   --------------  --------------
Net income (loss)                                                $      29,413    $      23,835    $     (24,107)  $     (36,029)
                                                                 ===============  ==============   ==============  ==============

Net income (loss)                                                $      29,413    $      23,835    $     (24,107)  $     (36,029)
  Gain on sale of property                                                 -                -                169             -
  Impairment loss on property sold                                         -                -             (1,533)            -
  Write-off of deferred financing costs and loss on
    extinguishment of senior subordinated notes                            -                -                -            (5,983)
                                                                 ---------------  --------------   --------------  --------------
Net income (loss) excluding gain on sale of property,
  impairment loss on property sold and write-off of
  deferred financing costs and loss on extinguishment
  of senior subordinated notes                                   $      29,413    $      23,835    $     (22,743)  $     (30,046)
                                                                 ===============  ==============   ==============  ==============

Income (loss) from resort operations                             $      24,022    $      24,489    $     (26,375)  $     (34,059)
  Gain on sale of property                                                 -                -                169             -
  Write-off of deferred financing costs and loss on
    extinguishment of senior subordinated notes                            -                -                -            (5,983)
                                                                 ---------------  --------------   --------------  --------------
Income (loss) from resort operations excluding gain on
  sale of property and write-off of deferred financing
  costs and loss on extinguishment of senior subordinated
  notes                                                          $      24,022    $      24,489    $     (26,544)  $     (28,076)
                                                                 ===============  ==============   ==============  ==============

Income (loss) from real estate operations                        $       5,391    $        (654)   $       2,268   $      (1,970)
  Impairment loss on property sold                                         -                -             (1,533)            -
                                                                 ---------------  --------------   --------------  --------------
Income (loss) from real estate operations excluding
  impairment loss on property sold                               $       5,391    $        (654)   $       3,801   $      (1,970)
                                                                 ===============  ==============   ==============  ==============

            American Skiing Company and Subsidiaries
          Unaudited Balance Sheet Data - April 30, 2006
                    (in thousands of dollars)


Real estate developed for sale                                   $      3,848
                                                                 =============
Total assets                                                     $    409,324
                                                                 =============

Total resort debt (1)                                            $    661,752
Total real estate debt                                                  2,068
                                                                 -------------
  Total debt (1)                                                 $    663,820
                                                                 =============

(1) Includes preferred stock of $345,463 as a result of the adoption of SFAS No. 150.
Excluding preferred stock, total resort debt would be $316,289 and total debt would be $318,357.

For more information, please refer to the Company's Form 10-Q, filed on June 14, 2006, with the Securities and Exchange Commission.


                                        American Skiing Company and Subsidiaries
                                          Unaudited Supplemental Revenue Data
                                               (in thousands of dollars)

                         13 Weeks Ended      13 Weeks Ended              39 Weeks Ended    40 Weeks Ended
                         April 30, 2006       May 1, 2005     % Change   April 30, 2006     May 1, 2005    (1) % Change
                         ---------------     --------------   --------   ---------------   --------------       --------
Resort revenues
Lift tickets             $        67,247     $       67,829    (0.9%)    $       123,011   $      120,743          1.9%
Food and beverage                 18,064             18,064     0.0%              36,700           35,978          2.0%
Retail sales                      12,521             13,457    (7.0%)             24,635           25,604         (3.8%)
Skier development                 15,276             14,271     7.0%              26,105           24,139          8.1%
Golf and summer                       64                 82   (21.5%)              2,948            3,612        (18.4%)
Lodging and property              15,143             14,563     4.0%              35,751           33,835          5.7%
Miscellaneous revenue              4,522              4,000    13.0%              10,721            9,586         11.8%
                         ----------------------------------              --------------------------------
Total resort revenues    $       132,837     $      132,266     0.4%     $       259,871   $      253,497          2.5%
                         ==================================              ================================


                                Fiscal Year Total
                      ------------------------------------
Unaudited Skier Visits            2006                2005    % Change
                      ----------------    ----------------   ----------
Attitash                       186,693             211,301     (11.6%)
The Canyons                    467,799             403,043      16.1%
Killington                     795,400             985,962     (19.3%)
Mount Snow                     429,822             523,698     (17.9%)
Sugarloaf/USA                  310,583             366,382     (15.2%)
Sunday River                   473,159             524,861      (9.9%)
Steamboat                    1,046,650             971,770       7.7%
                      ------------------------------------
Total Skier Visits           3,710,106           3,987,017      (6.9%)
                      ====================================

(1)  Includes an additional fiscal week of operations relative to fiscal 2006.